Exhibit 10.5

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

CONOCOPHILLIPS

AND

PHILLIPS 66

DATED AS OF APRIL 26, 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II SERVICES		4

2.1.	Services	4

2.2.	Additional Services	4

2.3.	Services Not Included	4

2.4.	Service Providers	5

2.5.	Cooperation and Service Coordinators	6

2.6.	Service Boundaries and Scope	8

2.7.	Standard of Performance; Limitation of Liability	9

2.8.	Precedence of Schedules	11

2.9.	Leases and Subleases	11

ARTICLE III SERVICE CHARGES		11

3.1.	Compensation	11

ARTICLE IV PAYMENT		12

4.1.	Payment	12

4.2.	Payment Disputes	13

4.3.	Records; Review of Charges; Error Correction	13

4.4.	Taxes	14

ARTICLE V TERM		15

5.1.	Term	15

ARTICLE VI DISCONTINUATION OF SERVICES		15

6.1.	Discontinuation or Termination of Services	15

6.2.	Procedures Upon Discontinuation or Termination of Services	16

6.3.	Transition From Services	16

ARTICLE VII DEFAULT		17

7.1.	Termination for Default	17

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ARTICLE VIII INDEMNIFICATION AND WAIVER		17

8.1.	Personnel of ConocoPhillips Group	17

8.2.	Personnel of Phillips 66 Group	17

8.3.	Property of ConocoPhillips Group	18

8.4.	Property of Phillips 66 Group	18

8.5.	Environmental Matters	18

8.6.	Impact on Third Parties	18

8.7.	Services Received	18

8.8.	Waiver of Consequential Damages	19

8.9.	Express Negligence	20

ARTICLE IX CONFIDENTIALITY		20

9.1.	Confidentiality	20

9.2.	Access to Computer Software	21

9.3.	Data	21

9.4.	Change Management	21

9.5.	System Security	21

ARTICLE X FORCE MAJEURE		22

10.1.	Performance Excused	22

10.2.	Notice	22

10.3.	Cooperation	22

ARTICLE XI MISCELLANEOUS		22

11.1.	Entire Agreement	22

11.2.	Binding Effect; No Third-Party Beneficiaries; Assignment	23

11.3.	Amendment; Waivers	23

11.4.	Notices	23

11.5.	Counterparts	24

11.6.	Severability	24

11.7.	Governing Law	24

11.8.	Dispute Resolution	24

11.9.	Performance	24

11.10.	Relationship of Parties	24

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11.11.	Regulations	25

11.12.	Interpretation	25

11.13.	Effect if Separation does not Occur	25

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of April 26, 2012, by and between ConocoPhillips, a Delaware corporation (“ConocoPhillips”) and Phillips 66, a Delaware corporation and wholly-owned subsidiary of ConocoPhillips (“Phillips 66”). ConocoPhillips and Phillips 66 are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of ConocoPhillips (the “ConocoPhillips Board”) has determined that it would be in the best interests of ConocoPhillips and its stockholders to separate the Phillips 66 Business from ConocoPhillips;

WHEREAS, ConocoPhillips and Phillips 66 have entered into the Separation and Distribution Agreement dated April 26, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation and Distribution Agreement”) in connection with the separation of the Phillips 66 Business from ConocoPhillips (the “Separation”) and the distribution of Phillips 66 Common Stock to stockholders of ConocoPhillips (the “Distribution”);

WHEREAS, the Separation and Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Phillips 66 and its Subsidiaries from ConocoPhillips; and

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement, the Parties agree that it will be advisable for the ConocoPhillips Group to provide to the Phillips 66 Group, and for the Phillips 66 Group to provide to the ConocoPhillips Group, certain goods and services described herein for a transitional period.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation and Distribution Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Accessing Party” has the meaning set forth in Section 9.5(a).

“Additional Services” has the meaning set forth in Section 2.2.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For the avoidance of doubt, after the Distribution, the members of the ConocoPhillips Group and the members of the Phillips 66 Group shall not be deemed to be under common control for purposes hereof due solely to the fact that ConocoPhillips and Phillips 66 have common shareholders.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means the Employee Matters Agreement, Indemnification and Release Agreement, Intellectual Property Assignment and License Agreement, Separation and Distribution Agreement, Tax Sharing Agreement and Transfer Documents.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Houston, Texas or New York, New York are authorized or obligated by law or executive order to close.

“Claims” has the meaning set forth in Section 8.1.

“ConocoPhillips” has the meaning set forth in the preamble.

“ConocoPhillips Board” has the meaning set forth in the recitals.

“ConocoPhillips Group” means ConocoPhillips and each Affiliate of ConocoPhillips after the Distribution Date.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date and time determined in accordance with Section 3.3(a) of the Separation and Distribution Agreement at which the Distribution occurs.

“Employees” has the meaning set forth in the Employee Matters Agreement.

“Exhibits” means the Exhibits attached hereto.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Group” means either the ConocoPhillips Group or the Phillips 66 Group.

“Indemnification and Release Agreement” means the Indemnification and Release Agreement, dated as of the date hereof, between ConocoPhillips and Phillips 66.

“Indemnified Party” has the meaning set forth in Section 11.10.

“Indemnifying Party” has the meaning set forth in Section 11.10.

“Initial Services” has the meaning set forth in Section 2.1.

“Lease” has the meaning set forth in Section 2.9.

“Louisiana Exception” has the meaning set forth in Section 2.4(c).

“New Data” has the meaning set forth in Section 9.3.

“Parties” and “Party” have the meaning set forth in the preamble.

“Phillips 66” has the meaning set forth in the preamble.

“Phillips 66 Group” means Phillips 66 and each Affiliate of Phillips 66 after the Distribution Date.

“Schedules” means the Schedules attached hereto.

“Security Regulations” has the meaning set forth in Section 9.5(a).

“Separation” has the meaning set forth in the recitals.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Service Coordinator” has the meaning set forth in Section 2.5(c).

“Service Provider” means a member of the ConocoPhillips Group or the Phillips 66 Group, as applicable, when it is providing Services to a member of the other Party’s Group.

“Service Provider Group” means the ConocoPhillips Group or the Phillips 66 Group, as applicable, when it is providing Services to a member of the other Party’s Group.

“Service Recipient” means a member of the Phillips 66 Group or the ConocoPhillips Group, as applicable, when it is receiving Services from a member of the other Party’s Group.

“Service Recipient Group” means the Phillips 66 Group or the ConocoPhillips Group, as applicable, when it is receiving Services from a member of the other Party’s Group.

“Services” means the Initial Services and any Additional Services agreed to by the Parties in accordance with Section 2.2.

“Sublease” has the meaning set forth in Section 2.9.

“Systems” has the meaning set forth in Section 9.5(a).

“Tax” has the meaning set forth in Section 4.4.

“Third Party License” has the meaning set forth in Section 2.7(b).

“Third Party Provider” means a Person that is not affiliated with either Group and that is retained by the Service Provider to provide any portion of the Services under this Agreement, including any consultants, agents, contractors or subcontractors.

“Transition Coordinator” has the meaning set forth in Section 2.5(c).

ARTICLE II

SERVICES

2.1. Services.

(a) Upon the terms and subject to the conditions of this Agreement, ConocoPhillips agrees to provide or to cause to be provided the services set forth in Schedules 1 through 52 to the applicable member of the Phillips 66 Group, and Phillips 66 agrees to provide or to cause to be provided the services set forth in Schedules 1 through 52 to the applicable member of the ConocoPhillips Group (collectively, the “Initial Services”).

(b) The Parties agree and acknowledge that the right to receive any Services (or portions thereof) may be assigned, allocated and/or contributed, in whole or in part, to any Affiliate(s) of a relevant Party. To the extent so assigned, allocated and/or contributed, the relevant Affiliate shall be deemed the Service Recipient with respect to the relevant portion of such Services.

2.2. Additional Services. A Party may request additional transitional Services (the “Additional Services”) in addition to the Initial Services from the Service Provider by providing written notice. The Service Provider shall use commercially reasonable efforts to accommodate such request; it being understood, however, that the Service Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof. Upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, the Parties shall supplement in writing the Schedules hereto to include such Additional Services. A Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon a new Schedule or an amendment to an existing Schedule being duly executed by the Parties.

2.3. Services Not Included. It is not the intent of the Service Provider and the other members of the Service Provider Group to render, nor of the Service Recipient and the other members of the Service Recipient Group to receive from the Service Provider and the other members of the Service Provider Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters; the Service Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Service Provider as such professional advice or opinions or technical advice; and the Service Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need.

2.4. Service Providers.

(a) Subject to Section 2.4(b), the Service Provider shall have the right (i) to provide the Services either directly and/or through its Affiliates and their respective Employees, agents or Third Party Providers designated by any of them and (ii) to select the particular personnel and working hours of such personnel in providing the Services; provided that any provision of Services through Third Party Providers shall not relieve the Service Provider of its obligations under this Agreement; and shall not decrease the quality or level of the Services provided to the Service Recipient.

(b) Each Service Provider may determine, in its reasonable discretion, which of its or its Affiliates’ Employees, agents or Third Party Providers will provide the applicable Services; provided that the Service Provider shall take into consideration reasonable requests of the Service Recipient in making such determinations. Without limiting the above and the provisions of Section 2.6(a), the Service Provider shall take into consideration the following in making its determination in this regard:

(i) The Service Provider shall consult in good faith with the Service Recipient regarding the proposed hiring of any Third Party Provider that has not been involved in the activities relating to such Service prior to the Distribution Date; provided, that, in the event that the Service Provider intends to subcontract a material portion of any of the Services set forth in one or more of the Schedules hereto where such subcontracting is inconsistent with the practice applied by the Service Provider generally from time to time within its own organization, the Service Provider shall give notice to the Service Recipient of its intent to subcontract any portion of the Services and the Service Recipient shall have twenty (20) calendar days (or such lesser period set forth in the notice as may be practicable in the event of exigent circumstances) to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof. If the Service Recipient opts to cancel a Service as provided in the immediately preceding sentence, it shall not be liable to the Service Provider pursuant to Section 6.1 for any costs or expenses the Service Provider or any member of the Service Provider Group remains obligated to pay to the Third Party Provider identified in the notice provided by the Service Provider as described above. The Service Provider shall not be required to give notice of its intent to subcontract Services to any Third Party Provider listed on the applicable Schedule, nor shall the Service Recipient have any right to cancel any Service subcontracted to any such listed party pursuant to this Section 2.4(b) (provided that this sentence shall not prevent the Service Recipient from cancelling any Service pursuant to Section 6.1), and the Parties agree that any such Third Party Providers are capable of providing a quality or level of Services comparable to that provided by the Service Provider.

(ii) Except as provided in a particular Schedule, the Service Provider shall take into consideration any reasonable requests of the Service Recipient with regard to attempting to maintain as much continuity of personnel or representatives that provide any of the applicable Services as is reasonably practicable; provided, that the Service Provider will retain the right to determine which personnel or representatives will provide the Services in its reasonable discretion taking into consideration any competing needs and requirements for its businesses. Each Service Provider shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for such Service Provider personnel assigned to perform Services under this Agreement, as well as such personnel’s worker’s compensation insurance and employment taxes, and other employer liabilities relating to such personnel as required by law.

(c) Without limiting the provisions of Section 11.10, at all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees and Third Party Providers) shall be construed as being independent from the Service Recipient and the other members of the Service Recipient Group, and (except as stated in the Louisiana Exception below) such Persons shall not be entitled to any employee benefits or other forms of compensation of or from the Service Recipient or the other members of the Service Recipient Group nor, except as stated in the Louisiana Exception below, be considered or deemed to be employees of the Service Recipient or any member of the Service Recipient Group as a result of this Agreement. In all cases where the Service Provider’s (or its Affiliates’) employees (which shall be defined to include, but not be limited to, direct, borrowed, special or statutory employees) are covered by the Louisiana Worker’s Compensation Act, La. R.S. 23:1021 et seq. (the “Louisiana Exception”): (i) the Parties agree that all Services performed by the Service Provider and its (or its Affiliates’) employees pursuant to this Agreement are an integral part of and are essential to the ability of the Service Recipient to generate its goods, products and services for purposes of La. R.S. 23:1061(A)(1); (ii) the Service Recipient agrees that it is the principal or statutory employer of the Service Provider’s (or its Affiliates’) employees who are performing services for the Service Recipient pursuant to this Agreement for purposes of La. R.S. 23:1061(A)(3); and (iii) this provision is included for the sole purpose of establishing a statutory employer relationship to gain the benefits expressed in La. R.S. 23:1031 and La. R.S. 23:1061(A), and is not intended to create an employer-employee relationship for any other purpose.

(d) Unless expressly provided otherwise in this Agreement, although the Service Provider will direct the performance of its Employees, agents and Third Party Providers and will consult with and advise the Service Recipient regarding the performance of the Services in accordance with this Agreement, the Service Recipient will be responsible for decision-making on behalf of any member of the Service Recipient Group. Furthermore, nothing in this Agreement shall provide the Service Provider, or its Employees, agents and Third Party Providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Service Recipient. Such Employees, agents and Third Party Providers shall not be required to report to management of the Service Recipient nor be deemed to be under the management or direction of the Service Recipient (except as otherwise stated in the Louisiana Exception). The Service Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services) or otherwise expressly set forth in the Separation and Distribution Agreement or another Ancillary Agreement, no member of the Service Provider Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the Service Recipient Group.

2.5. Cooperation and Service Coordinators.

(a) Subject to the confidentiality provisions set forth in Article IX, during the term of this Agreement and for so long as any Services are being provided to members of the Service Recipient Group under this Agreement, the Service Recipient will provide the Service

Provider and its authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the Service Recipient Group and their Employees, representatives, facilities and books and records as the Service Provider and its representatives may reasonably require in order to perform such Services. Similarly, and subject to the same restrictions and conditions set forth above, the Service Provider will provide the Service Recipient and its authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the members of the Service Provider Group and their Employees, representatives, facilities and books and records as the Service Recipient may reasonably require in connection with performance of its obligations and exercise of its rights under this Agreement, including rights to confirm or verify the Services.

(b) The Service Provider will devote such time and personnel as is reasonably necessary to carry out its obligations under this Agreement. The Service Provider and the Service Recipient shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.

(c) Each Party shall select in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Transition Coordinator”). The initial Transition Coordinators shall be Glenda M. Schwarz, for ConocoPhillips, and C. Doug Johnson, for Phillips 66. The Transition Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Transition Coordinators within forty-five (45) calendar days shall be resolved in accordance with the dispute resolution procedures set forth in Section 11.8. The Parties may elect to designate individual coordinators for individual Services or groups of Services by designating such individuals in the applicable Schedule. The authority of such individual coordinator shall be limited to the designated Service or group of Services. Additionally, a Transition Coordinator may, by written notice to the other Transition Coordinator, designate one or more individuals as individual coordinators for certain classes or types of Services. Such written notice will identify the area of responsibility and any limitations on the authority of the designated individual. In either case, each such individual coordinator will hereinafter be referred to as a “Service Coordinator”. Each Party may treat an act of the Transition Coordinator (or of a Service Coordinator with respect to its assigned area of responsibility) of the other Party which is consistent with the provisions of this Agreement as being authorized by such other Party without inquiring behind such act or ascertaining whether such Transition Coordinator or Service Coordinator had authority to so act; provided, however, that no such Transition Coordinator or Service Coordinator shall have authority to amend this Agreement. The Service Provider and the Service Recipient shall advise each other promptly (in any case within no more than three (3) Business Days) in writing of any change in their respective Transition Coordinators, setting forth the name of the replacement, and stating that the replacement Transition Coordinator is authorized to act for such Party in accordance with this Section2.5(c). Any change in Service Coordinators shall be handled by similar written notification from the applicable Transition Coordinator.

(d) The Transition Coordinators (and/or the Service Coordinators with respect to their assigned areas of responsibility) may establish, by mutual agreement, procedures and protocols for communication, invoicing, payment and other functions under this Agreement that will supplement and implement the requirements and obligations specifically set forth in this Agreement.

2.6. Service Boundaries and Scope.

(a) Except as provided in a Schedule for a specific Service: (i) the Service Provider shall be required to provide, or cause to be provided, the Services only at the locations such Services were being provided by any member of the Service Provider Group for any member of the Service Recipient Group immediately prior to the Distribution Date; provided, however, that, to the extent any such Service is to be provided by an Employee of the Service Provider who did not work for the Service Provider prior to the Distribution Date or who was relocated by the Service Provider, such Service shall, to the extent feasible, only be provided by such Employee from the location at which such Employee is based; and (ii) the Services shall be available only for purposes of conducting the business of the Service Recipient Group substantially in the manner in which it was conducted immediately prior to the Distribution Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, the Service Provider shall not be obligated to: (A) maintain the employment of any specific Employee or hire additional Employees or Third Party Providers; (B) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (C) make modifications to its existing systems or software; (D) provide any member of the Service Recipient Group with access to any systems or software other than those to which had authorized access immediately prior to the Distribution Date; (E) pay any costs related to the transfer or conversion of data of any member of the Service Recipient Group or (F) devote the efforts of any particular personnel providing the Services exclusively for the benefit of the Service Recipient, recognizing that such personnel may engage in other activities the Service Provider considers appropriate, whether or not related to this Agreement. The Service Recipient acknowledges (on its own behalf and on behalf of the other members of the Service Recipient Group) that the Employees of the Service Provider or any other members of the Service Provider Group who may be assisting in the provision of Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with the Service Provider or any of the other members of the Service Provider Group at any time for any reason (it being understood that, except as specifically provided in a Schedule to this Agreement, nothing in this Agreement shall preclude or in any way affect any right of a Service Provider to terminate any of its Employees, including those who may be assisting in the provisions of Services hereunder, whether such Employee is or was employed at-will or otherwise). For the avoidance of doubt and except as may hereafter be designated as Additional Services in accordance with Section 2.2, the Services do not include any services required for or that may result from any business acquisitions, divestitures, start-ups or terminations by the Service Recipient Group occurring following the Distribution Date. To the extent the Service Recipient desires the Service Provider to provide any services in connection with any such acquisitions, divestitures, start-ups or terminations, the Service Recipient shall follow the procedures for requesting Additional Services pursuant to Section 2.2.

(b) Subject to Sections 2.2, 2.6 and 2.7, the Parties acknowledge the transitional nature of the Services and that the Service Provider may make changes from time to time in the manner of performing the Services; provided, that such changes do not materially decrease the quality or level of the Services provided to the Service Recipient.

2.7. Standard of Performance; Limitation of Liability.

(a) Unless otherwise provided to the contrary in a Schedule, the Service Provider warrants that the Services shall be performed with the same general degree of care, at the same general level and at the same general degree of responsiveness, as when performed within the ConocoPhillips organization (including, for this purpose, Phillips 66 and its Subsidiaries) prior to the Distribution Date, and, if any such Services wee not performed within the ConocoPhillips organization prior to the Distribution Date, then such Services shall be performed with the same degree of care and with substantially the same service levels as the Service Provider performs comparable services for itself. It is understood and agreed that the Service Provider is not a professional provider of the types of services included in the Services and that the Service Provider personnel performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, no Service Provider shall be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable law, contract, license, authorization, certification or permit or the Service Provider’s governance policies, as they may be amended from time to time. Without limiting the above, the provision of the Services may require consents, waivers, or approvals from certain third parties under permits, licenses and agreements to which the Service Provider, the Service Recipient or one of their respective Affiliates is a party (a “Third Party License”) to enable the Service Provider to provide the Services. The Parties shall promptly notify each other, providing reasonable detail of any specific impairment in the ability to provide any Services by reason of the limitations described in this Section2.7(b). The Parties will use commercially reasonable efforts to develop a resolution that enables the Service Provider to continue the provision of the Services, including obtaining any required consents, waivers or approvals under a Third Party License, with the costs of obtaining such consents, waivers or approvals being the responsibility of the Service Recipient. If no commercially reasonable resolution is available within sixty (60) calendar days of notice of such impairment, either Party may immediately terminate the affected Service by providing written notice to the other Party. To the extent permitted by any applicable contracts of the Service Recipient, the Service Recipient hereby grants to the Service Provider a limited, nontransferable license, without the right to sublicense (except to an Affiliate of the Service Provider or a Third Party Provider who is providing Services on the Service Provider’s behalf, solely to the extent necessary for such Affiliate or Third Party Provider to provide the Services), for the term of this Agreement, to use the intellectual property owned by the Service Recipient solely to the extent necessary for the Service Provider to perform its obligations hereunder.

(c) In the event the Services are not provided in accordance with the warranty set forth in Section 2.7(a), then, at the Service Recipient’s request, the Service Provider shall re-perform such Services to the extent necessary to correct the failure as soon as reasonably practicable, with the same degree of care used in correcting a failure of a similar service for itself, at no additional cost to the Service Recipient. The foregoing sets forth the sole and exclusive remedy of the Service Recipient with respect to any failure of the Service Provider to meet the warranty and the Service Provider’s liabilities under this Section 2.7(c) are subject to the liability cap set forth in Section 2.7(h); provided, that in the event the Service Provider defaults in the manner described in clause (ii) of Section 7.1, the Service Recipient shall have the further rights set forth in Article VII.

(d) Notwithstanding anything to the contrary in this Agreement, except to the extent caused by a Service Provider and to the extent such Service Provider is otherwise liable under this Agreement, the Service Provider shall not be liable to the Service Recipient for any breach of any agreement by a Third Party Provider; provided, that the Service Provider shall use commercially reasonable efforts to enforce the terms of such agreements.

(e) The Parties recognize that some of the Services are being provided by the Service Provider in conjunction with the Employees of the Service Recipient and other members of the Service Recipient Group. To the extent that such Employees are not made available to provide the Services in conjunction with the Service Provider, then the Service Provider shall be relieved of its obligations to provide such Services to the extent that such services were dependent on the availability of such Employees.

(f) It is the intent of the Service Provider to plan and staff such that the Service Provider can completely fulfill the needs of the Service Recipient as well as the Service Provider’s own needs, and the Service Provider does not anticipate the need for any rationing or limitation of Services. Notwithstanding the foregoing, the Service Recipient acknowledges and agrees that the Service Provider shall have the right to establish reasonable priorities between the needs of the Service Provider, on the one hand, and the needs of the Service Recipient, on the other hand, as to the provision of any Service if the Service Provider determines that such priorities are necessary to avoid any adverse affect on the Service Provider. If any such priorities are established, the Service Provider shall advise the Service Recipient as soon as possible of any Service that will be materially delayed as a result of such prioritization, and will use commercially reasonable efforts to minimize the duration and impact of such delays.

(g) IN CONSIDERATION OF THE EXPRESS WARRANTY PROVIDED IN SECTION 2.7(A) AND THE EXPRESS REMEDY FOR BREACH THEREOF PROVIDED IN SECTION 2.7(C), NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY THE SERVICE PROVIDER WITH RESPECT TO THE SERVICES, AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS, WARRANTIES AND GUARANTEES ARE HEREBY WAIVED AND DISCLAIMED. THE SERVICE RECIPIENT (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE SERVICE RECIPIENT GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT SERVICE RECIPIENT OR ANY MEMBER OF THE SERVICE RECIPIENT GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY OTHER THAN THE SPECIFIC, LIMITED RIGHT AND REMEDY SET FORTH IN SECTION 2.7(C) IN THE EVENT OF ANY INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY THE SERVICE PROVIDER

UNDER OR RELATING TO THIS AGREEMENT, EVEN IF RESULTING FROM THE NEGLIGENCE (WHETHER SOLE OR JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE SERVICE PROVIDER OR ANY THIRD PARTY PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE.

(h) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE MEMBERS OF THE SERVICE PROVIDER GROUP BE LIABLE TO THE MEMBERS OF THE SERVICE RECIPIENT GROUP PURSUANT TO THIS SECTION 2.6 FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID HEREUNDER BY THE MEMBERS OF THE SERVICE RECIPIENT GROUP.

2.8. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

2.9. Leases and Subleases. Certain of the Schedules shall incorporate by reference separately executed lease arrangements (each, a “Lease”) or sublease agreements (each, a “Sublease”) with respect to certain office spaces identified in the applicable Schedule in accordance with the specific language in the applicable Schedule. Each such Lease or Sublease shall be substantially in the form attached to the applicable Schedule, with modifications to the form as may be necessary in order to comply with the requirements of the Group occupying the applicable space, or with the requirements of a particular Lease for any such space or of a third party landlord, or as may be beneficial to the Parties based on the provisions of any such Lease. Notwithstanding the form attached to a Schedule, the executed Lease or Sublease shall be the document incorporated into the applicable Schedule, and, notwithstanding anything to the contrary contained in this Agreement or the applicable Schedule, the rights and obligations of the Groups with respect to the occupancy of any particular office space shall be governed by the applicable Lease or Sublease. In the event of any inconsistency between the terms of this Agreement, the applicable Schedule and/or the applicable Lease or Sublease, the terms of the applicable Lease or Sublease shall control and be binding on both Parties and their respective Groups. Each Party shall take all reasonable actions to assure that all property occupied by personnel of both Groups are clearly marked to delineate the separation between them.

ARTICLE III

SERVICE CHARGES

3.1. Compensation. Subject to the specific terms of this Agreement, the compensation to be received by the Service Provider for each Service provided hereunder will be the fees or charges set forth in or calculated in the manner set forth in the Schedule relating to the particular Service, subject only to any escalation, reduction or other modifications provided for in such Schedule. In consideration for the provision of a Service, each member of the Service Recipient

Group receiving such Service shall pay to the Service Provider, in the manner set forth in Article IV below, the fee or charge for such Service as set forth in or calculated in the manner set forth in the applicable Schedule.

ARTICLE IV

PAYMENT

4.1. Payment.

(a) Each month, the Transition Coordinator for ConocoPhillips shall prepare an invoice that identifies, with reasonable detail, all the Services performed in the prior month by ConocoPhillips and the other members of the ConocoPhillips Group for Phillips 66 and the other members of the Phillips 66 Group along with the charges for each Service, and the Transition Coordinator for Phillips 66 shall prepare an invoice that identifies, with reasonable detail, all the Services performed by Phillips 66 and the other members of the Phillips 66 Group for ConocoPhillips and the other members of the ConocoPhillips Group along with the charges for each Service. Each such invoice shall be broken down to show the Services performed by the Service Provider pursuant to each Schedule, shall detail the charge for each Service in accordance with the applicable Schedule and shall be supported by any applicable third party invoices and other documentation reasonably necessary for the Service Recipient to evaluate the charges. If the Service Provider incurs any out-of-pocket expenses (including any incremental license fees incurred by the Service Provider in connection with performance of the Services and any travel expenses incurred at the request or with the consent of the Service Recipient) or remits funds to a third party on behalf of the Service Recipient, in either case in connection with the rendering of Services, then the Service Provider shall include such amount in its monthly invoice to the Service Recipient, with reasonable supporting documentation.

(b) Each invoice shall be directed to the Service Recipient’s Transition Coordinator or such other person designated in writing from time to time by such Transition Coordinator. Except as otherwise set forth in Section 4.1(d) or 4.1(e), the Service Recipient shall pay the total amount of the invoice to the Service Provider no later than twenty (20) calendar days after receipt of the invoice. Unless otherwise provided in this Agreement, the Service Recipient shall remit funds in payment of invoices provided hereunder either by wire transfer or Automated Clearing House in accordance with the payment instructions provided in the invoice. Any obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

(c) Except as otherwise set forth in Section 4.1(d) or Section 4.1(e) below or in an applicable Schedule, all charges from all Schedules shall be accumulated as set forth in Section 4.1(a), shall be invoiced as set forth in Section 4.1(b), shall be denominated in United States dollars, and shall be paid in United States dollars.

(d) Notwithstanding anything to the contrary above, the Service Provider shall have the option to forward the invoices of any Third Party Provider directly to the Service Recipient for its payment to the Third Party Provider, rather than the procedures set forth in Sections 4.1(a) and (b). If the Service Provider makes such election, the Service Provider shall provide the Third Party Provider’s invoice promptly so that the Service Provide may process and provide payment to the Third Party in a timely manner, and the Service Recipient shall be responsible to pay the Third Party Provider directly in accordance with the terms of the applicable agreement the Service Provider has with (and the invoice from) the Third Party Provider.

(e) Notwithstanding the requirements in Sections 4.1(a) through (c) above, in the event the Services under a particular Schedule are performed by a particular Service Provider outside the United States and/or are received by a Service Recipient outside the United States, the Service Provider and Service Recipient shall organize and implement alternative invoicing and payment procedures in order to comply with local requirements and/or minimize the overall tax exposure for any party. In such event, the Service Provider and the Service Recipient shall provide both Transition Coordinators with contemporaneous copies of all correspondence, invoicing and proof of payment.

(f) Interest will accrue on any amounts remaining unpaid at the due date for such payment at five percent (5%) per annum (compounded monthly) or, if less, the maximum non-usurious rate of interest permitted by applicable law, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

4.2. Payment Disputes. The Service Recipient may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to the Service Provider within one hundred twenty (120) calendar days following the date of the disputed invoice. The Service Recipient shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that the Service Provider shall pay interest at a rate of five percent (5%) per annum (compounded monthly) on any amounts it is required to return to the Service Recipient upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Transition Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Transition Coordinators within forty-five (45) calendar days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Section 11.8. Neither Party (nor any member of its respective Group) shall have a right of set-off against the other Party (or any member of its respective Group) for billed amounts hereunder. Upon written request, the Service Provider will provide to the Service Recipient reasonable additional detail and support documentation to permit the Service Recipient to verify the accuracy of an invoice.

4.3. Records; Review of Charges; Error Correction. The Service Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. Such records (including invoices of third parties) shall be sufficient to calculate, and allow the Service Recipient to verify, the amounts owed under this Agreement. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s authorized representatives and auditors for a period of not less than one year from the termination of this Agreement; provided, however, that the Service Provider may, at its option, transfer such accounting records to the Service Recipient upon termination of this Agreement. From time to time during such period, the Service Recipient shall have the right to review such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of the Service Provider. If, as a result of any such review, the Service Recipient determines that it overpaid any amount to the Service Provider, then the Service Recipient may raise an objection pursuant to the provisions of Section 4.2. The Service Recipient shall bear the cost and expense of any such review. The Service Provider shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. By way of clarification, the procedure in Section 4.2 provides the only means by which the Service Recipient may challenge specific charges in invoices from the Service Provider, and the procedures in this Section 4.3 are only for the purpose of correcting errors in calculations or documentation.

4.4. Taxes.

(a) The Service Recipient shall be entitled to withhold from sums otherwise due to the Service Provider under this Agreement any income, excess profits and/or other taxes required by applicable law to be withheld and shall pay the taxes withheld by the Service Recipient when due to the applicable taxing authorities. Further, the Service Recipient shall gross up its payment to the Service Provider so that the amount that the Service Provider receives is the same that it would have received had the withholding taxes imposed by the applicable tax authorities not applied; provided, however, that the Service Recipient shall not be required to gross up its payment to the Service Provider for any withholding taxes that are attributable to the failure of the Service Provider to comply with the final sentence of this Section 4.4(a). The Service Recipient shall provide the Service Provider with official governmental tax receipts (or certified copies of such tax receipts) evidencing payment of taxes withheld or other evidence of such payment reasonably satisfactory to the Service Provider. Should the Service Provider be entitled to claim exemption from or reduction of withholding under applicable law with respect to payments to the Service Provider under this Agreement, the Service Provider shall provide the Service Recipient (to the extent the Service Provider is entitled to do so under applicable law) with all properly completed forms or other evidence as may be required by applicable law to substantiate that the Service Recipient is entitled to claim such exemption or reduction.

(b) All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including any tax on or measured by the income, net or gross revenues, business activity or capital of a member of the Service Provider Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the Service Provider Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall, to the extent allowed by law, be passed on to the Service Recipient as an explicit surcharge and shall be paid by the Service Recipient in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If the Service Recipient submits to the Service Provider a timely and valid resale or other exemption certificate acceptable to the Service Provider and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee; provided, however, that if a member of the Service Provider Group is ever required to pay such Tax pursuant to a final determination by the applicable tax authorities, the Service Recipient will promptly reimburse the Service Provider for such Tax, including any interest, penalties and attorney’s fees related thereto.

(c) The Parties shall reasonably cooperate to minimize the imposition of any taxes with respect to any fees paid for Services or to obtain a refund of such taxes. In the event that the Service Provider receives a refund of any taxes with respect to which the Service Recipient had grossed up its payment to the Service Provider under Section 4.4(a) or any taxes paid by the Service Recipient under Section 4.4(b), the Service Provider shall pay over such refund to the Service Recipient (but only to the extent the additional amounts paid by the Service Recipient under Section 4.4(a) or (b) with respect to taxes giving rise to such refund), net of all out of pocket expenses of the Service Provider (including any taxes imposed with respect to such refund) as is determined by the Servicer Provider in good faith and its sole discretion; provided, however, that in the event the Service Provider is required to repay such refund to the applicable tax authorities, the Service Recipient will promptly reimburse the Service Provider the amount of such refund paid over to the Service Recipient, including any interest or penalties related thereto imposed by the applicable tax authorities.

ARTICLE V

TERM

5.1. Term. Subject to Articles VI and VII, the members of the Service Provider Group shall provide the specific Services to the members of the Service Recipient Group pursuant to this Agreement for the time period set forth in the Schedule relating to the specific Service. In accordance with the Separation and Distribution Agreement and Article VI, the Service Recipient shall use commercially reasonable efforts to provide, and to terminate as soon as reasonably practicable, the specified Services to the applicable Service Recipient. Unless a specific Service or group of related Services is specified in the applicable Schedule to terminate earlier or a particular Service is extended beyond such date, all Services shall terminate one (1) year from the Distribution Date. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the Distribution Date and shall continue in full force and effect between the Parties for so long as any Service set forth in any Schedule hereto is being provided to a Service Recipient, and this Agreement shall terminate upon the cessation of all Services provided hereunder; provided that Articles I, IV, VIII, IX and XI and Sections 2.7(g) and (h) will survive the termination of this Agreement and any such termination shall not affect any obligation for the payment of Services rendered prior to termination. Notwithstanding any of the foregoing, including any extensions of this Agreement or of the period of performance of any particular Service, this Agreement cannot be extended beyond, and all Services shall terminate no later than, eighteen (18) months from the Distribution Date.

ARTICLE VI

DISCONTINUATION OF SERVICES

6.1. Discontinuation or Termination of Services.

(a) Unless otherwise provided in the relevant Schedule for a particular Service, at any time after the Distribution Date, the Service Recipient may, without cause and in accordance with the terms and conditions hereunder and the Separation and Distribution Agreement direct the discontinuation or termination of one or more specific Services by giving the Service Provider at least sixty (60) calendar days’ prior written notice or such other shorter notice specifically agreed by the Parties. Furthermore, any such discontinuation or termination will affect the amounts payable to the Service Provider under this Agreement in the following manner: (i) to the extent that the charges for the discontinued or terminated Services have been separately identified in the applicable Schedule, such separately identified charges shall not apply following the discontinuation or termination of those Services; and (ii) from month to month, the Service Coordinators shall agree on the percentage reduction in Services and a commensurate percentage reduction in the amounts payable by the Service Recipient with respect to any Services which have been partially discontinued or terminated or for which the scope or amount has been narrowed. The Service Recipient shall be liable to the Service Provider for all costs and expenses the Service Provider or any member of the Service Provider Group remains obligated to pay in connection with any discontinued or terminated Service or Services (including to a Third Party Provider), except in the case of a Service terminated by the Service Recipient pursuant to clause (ii) of the first sentence of Section 7.1. The Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Service Recipient Group of all of the duties and obligations previously performed by the Service Provider or a member of the Service Provider Group under this Agreement.

(b) Upon a Change in Control of the Service Recipient or in the event the Service Recipient becomes a competitor of the Service Provider or a member of the Service Provider Group or becomes affiliated with a competitor of the Service Provider or of a member of the Service Provider Group, the Service Provider shall have the right, in its sole discretion, to terminate this Agreement or any or all of the applicable Services being provided under this Agreement upon thirty (30) calendar days’ prior written notice. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, as such plan exists as of the date hereof and with the term “Company” as used in such definition to mean either ConocoPhillips or Phillips 66 as applicable.

6.2. Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as otherwise provided in the Schedule for the specific Service and except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Sections 2.7(g) and 2.7(h) of this Agreement shall survive such discontinuation or termination. Each Party shall, within sixty (60) calendar days after discontinuation or termination of a Service, deliver to the other Party originals of all books, records, contracts, receipts for deposits and all other papers or documents in its Group’s possession which pertain exclusively to the business of the other Group and relate to such Service; provided that a Party may retain copies of material provided to the other Party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

6.3. Transition From Services. It is the express intent of the Parties and the members of their respective Groups that, notwithstanding the terms or schedules for performance of the Services provided or referenced in this Agreement, including in Article V and in the Schedules, the performance of Services pursuant to this Agreement be terminated as soon as possible. Consequently, each Service Recipient agrees to use commercially reasonable efforts to reduce or eliminate its dependency on each Service as soon as reasonably practicable. Each Party agrees, on its behalf and on behalf of the other members of its Group, to facilitate the smooth transition of the Services from being performed by the Service Provider to being performed by the Service Recipient for itself.

ARTICLE VII

DEFAULT

7.1. Termination for Default. In the event (i) of a failure of the Service Recipient to pay for Services in accordance with the terms of this Agreement, or (ii) any Party or member of its Group shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then the non-defaulting Party shall have the right, at its sole discretion, to terminate the Service with respect to which the default occurred; provided that the defaulting Party shall have the right to cure or cause the cure of such default within thirty (30) calendar days of receipt of the written notice of such default and thereby avoid the termination. The Service Recipient’s right to terminate this Agreement pursuant to this Article VII and the rights set forth in Section 2.7 shall constitute the Service Recipient’s sole and exclusive rights and remedies for a breach by the Service Provider hereunder (including any breach caused by an Affiliate of the Service Provider or a Third Party Provider).

ARTICLE VIII

INDEMNIFICATION AND WAIVER

8.1. Personnel of ConocoPhillips Group. CONOCOPHILLIPS SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE MEMBERS OF THE PHILLIPS 66 GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CAUSES OF ACTION, CLAIMS, SUITS, LOSSES, LIABILITIES, FINES, PENALTIES, COSTS, DAMAGES, JUDGMENTS, AWARDS AND EXPENSES, INCLUDING, BUT NOT LIMITED TO, COURT COSTS AND ATTORNEYS’ FEES (“CLAIMS”) ARISING OUT OF OR RELATED IN ANY WAY TO PERSONAL INJURY, DISEASE OR DEATH OF THE EMPLOYEES OR OFFICERS OF THE MEMBERS OF THE CONOCOPHILLIPS GROUP ARISING OUT OF OR OCCURRING IN CONNECTION WITH THIS AGREEMENT AND/OR PERFORMANCE OF SERVICES HEREUNDER, REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT INCLUDING, BUT NOT LIMITED TO, THE EMPLOYEE OR OFFICER HIMSELF AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS AND FAMILY MEMBERS.

8.2. Personnel of Phillips 66 Group. PHILLIPS 66 SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE MEMBERS OF THE CONOCOPHILLIPS GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO PERSONAL INJURY, DISEASE OR DEATH OF THE EMPLOYEES OR OFFICERS OF THE MEMBERS OF THE PHILLIPS 66 GROUP ARISING OUT OF OR OCCURRING IN CONNECTION WITH THIS AGREEMENT AND/OR PERFORMANCE OF SERVICES HEREUNDER, REGARDLESS OF THE TIMING OR NATURE OR STYLE OF SUCH CLAIMS AND REGARDLESS OF THE IDENTITY OF THE CLAIMANT INCLUDING, BUT NOT LIMITED TO, THE EMPLOYEE OR OFFICER HIMSELF AND THEIR RESPECTIVE REPRESENTATIVES, AGENTS, HEIRS, BENEFICIARIES, ASSIGNS AND FAMILY MEMBERS.

8.3. Property Of Conocophillips Group. CONOCOPHILLIPS SHALL BE LIABLE FOR AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE MEMBERS OF THE PHILLIPS 66 GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO PHYSICAL DAMAGE TO OR LOSS OF THE PROPERTY OF THE MEMBERS OF THE CONOCOPHILLIPS GROUP OR THE PROPERTY OF THEIR RESPECTIVE EMPLOYEES OR OFFICERS, INCLUDING ENVIRONMENTAL CONTAMINATION OF SUCH PROPERTY, ARISING OUT OF OR OCCURRING IN CONNECTION WITH THIS AGREEMENT AND/OR PERFORMANCE OF SERVICES HEREUNDER.

8.4. Property of Phillips 66 Group. PHILLIPS 66 SHALL BE LIABLE FOR AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE MEMBERS OF THE CONOCOPHILLIPS GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO PHYSICAL DAMAGE TO OR LOSS OF THE PROPERTY OF THE MEMBERS OF THE PHILLIPS 66 GROUP OR THE PROPERTY OF THEIR RESPECTIVE EMPLOYEES OR OFFICERS, INCLUDING ENVIRONMENTAL CONTAMINATION OF SUCH PROPERTY, ARISING OUT OF OR OCCURRING IN CONNECTION WITH THIS AGREEMENT AND/OR PERFORMANCE OF SERVICES HEREUNDER.

8.5. Environmental Matters. THE SERVICE RECIPIENT AND THE SERVICE PROVIDER AGREE THAT IN NO EVENT SHALL THE SERVICE PROVIDER BE CONSIDERED TO BE THE GENERATOR OF ANY WASTE MATERIAL AND ALL DECISIONS REGARDING THE SELECTION OF OFF-SITE DISPOSAL SITES OR OPTIONS IN CONNECTION WITH THE SERVICES SHALL BE MADE EXCLUSIVELY BY SERVICE RECIPIENT. ACCORDINGLY, EXCEPT AS SET FORTH IN SECTIONS 8.1 THROUGH 8.4 ABOVE, THE SERVICE RECIPIENT SHALL BE LIABLE FOR AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE MEMBERS OF THE SERVICE PROVIDER GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY AND ALL CLAIMS RELATED TO OR ARISING OUT OF ENVIRONMENTAL MATTERS, POLLUTION, OR NONCOMPLIANCE WITH ENVIRONMENTAL RULES, LAWS, REGULATIONS OR AGREEMENTS IN CONNECTION WITH THIS AGREEMENT AND/OR PERFORMANCE OF SERVICES HEREUNDER.

8.6. Impact on Third Parties. THE SERVICE RECIPIENT ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE OF SIGNIFICANT VALUE TO THE SERVICE RECIPIENT’S BUSINESS AND ARE OF NO MATERIAL VALUE TO THE SERVICE PROVIDER OR THE OTHER MEMBERS OF THE SERVICE PROVIDER GROUP. THEREFORE, EXCEPT AS SET FORTH IN SECTIONS 8.1 THROUGH 8.5 ABOVE, THE SERVICE RECIPIENT SHALL BE LIABLE FOR AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE SERVICE PROVIDER, THE OTHER MEMBERS OF THE SERVICE PROVIDER GROUP AND THEIR RESPECTIVE OFFICERS AND EMPLOYEES FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR CONNECTED WITH THE IMPACT OF THE SERVICES OR THE RESULTS OF THE SERVICES ON ANY THIRD PARTIES (PERSONS OTHER THAN MEMBERS OF THE SERVICE PROVIDER GROUP OR THE SERVICE RECIPIENT GROUP OR THEIR RESPECTIVE OFFICERS OR EMPLOYEES), INCLUDING PERSONAL INJURY OR DEATH, PROPERTY DAMAGE OR LOSS, AND MONETARY LOSS OR IMPACT.

8.7. Services Received. The Service Recipient hereby acknowledges and agrees that:

(a) the Service Provider’s liabilities with respect to the Services to be provided hereunder are subject to and limited by the provisions of Section 2.7, Article VII and the other provisions hereof, including the limitation of remedies available to the Service Recipient that restricts available remedies resulting from a Service not provided in accordance with the terms hereof to non-payment and, in certain circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of each of ConocoPhillips and Phillips 66 as separate companies as a result of the Distribution;

(c) the Service Recipient shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.7 and Article VII and this Article VIII;

(d) with respect to any software or documentation within the Services, the Service Recipient shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to the Service Provider’s agreement to provide the Services is the limitation of liability and the release provided by the Service Recipient in this Agreement.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH IN SECTION 2.7, THE SERVICE RECIPIENT SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD THE SERVICE PROVIDER, THE OTHER MEMBERS OF THE SERVICE PROVIDER GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL CLAIMS OF THE SERVICE RECIPIENT AND THE OTHER MEMBERS OF THE SERVICE RECIPIENT GROUP AND OF THIRD PARTIES RESULTING FROM, ARISING OUT OF OR RELATED TO THE SERVICES PROVIDED BY ANY MEMBER OF THE SERVICE PROVIDER GROUP TO ANY MEMBER OF THE SERVICE RECIPIENT GROUP, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE OF THE SERVICE PROVIDER, ANY MEMBER OF THE SERVICE PROVIDER GROUP OR ANY THIRD PARTY PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

8.8. Waiver of Consequential Damages.

(a) THE MEMBERS OF THE CONOCOPHILLIPS GROUP SHALL NOT BE LIABLE TO THE MEMBERS OF THE PHILLIPS 66 GROUP UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE, STRICT LIABILITY AND STATUTORY) ARISING IN ANY WAY OUT OF THIS AGREEMENT AND/OR PERFORMANCE HEREUNDER, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE SEPARATION AND DISTRIBUTION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

(b) THE MEMBERS OF THE PHILLIPS 66 GROUP SHALL NOT BE LIABLE TO THE MEMBERS OF THE CONOCOPHILLIPS GROUP UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE, STRICT LIABILITY AND STATUTORY) ARISING IN ANY WAY OUT OF THIS AGREEMENT AND/OR PERFORMANCE HEREUNDER, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT, THE SEPARATION AND DISTRIBUTION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

8.9. Express Negligence. IT IS THE EXPRESS INTENT OF THE PARTIES (I) THAT THE INDEMNITIES, RELEASES, DISCLAIMERS AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT (INCLUDING THOSE SET FORTH IN ARTICLE II AND IN THIS ARTICLE VIII) ARE TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES, RELEASES, DISCLAIMERS OR LIMITATIONS OF LIABILITY; AND (II) THAT SUCH INDEMNITIES, RELEASES, DISCLAIMERS AND LIMITATIONS SHALL APPLY WHETHER THE CLAIMS ARISE OUT OF OR ARE BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW, STATUTE, BREACH OF CONTRACT, POLLUTION, BREACH OF WARRANTY, OR OTHER SOURCE OR THEORY OF LAW OR LIABILITY AND EVEN IF THE CLAIM OR THE INJURY, LOSS OR DAMAGE RELATED THERETO IS CAUSED BY THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE OR JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PERSON RELEASED OR INDEMNIFIED THEREUNDER; PROVIDED, THAT THE INDEMNITIES, RELEASES, DISCLAIMERS AND LIMITATIONS OF LIABILITY SHALL NOT APPLY TO THE EXTENT THE CLAIM IS CAUSED BY OR RESULTS FROM THE WILLFUL MISCONDUCT OF SUCH PERSON.

ARTICLE IX

CONFIDENTIALITY

9.1. Confidentiality. The Parties each acknowledge and agree that in activities related to the performance of Services hereunder and in other interchanges between the Parties and their Groups as a result of the Distribution, each of the Parties and the members of their respective Groups will have access to information of the members of the other Group that is considered confidential or proprietary. Therefore, each of the Parties agrees to maintain all information of or regarding the other Group as confidential and not to use any such information for any purpose other than the performance of Services hereunder and/or necessary communications and cooperation between the Groups in connection with the Distribution. Each Party shall cause the members of its Group to become familiar with these requirements and shall cause such other members to comply with the requirements hereof. Notwithstanding anything to the contrary set forth above, the obligation of confidentiality shall not apply to any information which comes into the authorized possession of a Party (which, for purposes of this Article 9, shall include the Party itself and any member of its Group) from a source other than the other Party or which becomes part of the public domain other than due to breach of this Agreement by the Party. If a Party is required by audit requirements, legal process or other lawful order to disclose information considered confidential hereunder, such Party shall give the other Party prompt notice of such requirement in order to allow the other Party to seek elimination of such order or to seek protection of such information, but the Party receiving such process or order shall be permitted to comply with such process or order.

9.2. Access to Computer Software. A Service Provider, in its sole discretion, may limit access to and the right to use software supplied by the Service Provider in connection with the Services solely to those Employees of the Service Recipient who need such access and right to use in connection with the provision of the Services.

9.3. Data. A Service Provider is authorized to have access to and make use of all data provided by the Service Recipient or created by the Service Provider solely on behalf of the Service Recipient after the Distribution Date (“New Data”), as necessary and appropriate for the performance by a Service Provider of its obligations under this Agreement. A Service Provider may not use any New Data for any purpose other than providing the Services.

9.4. Change Management. During the term of this Agreement, the Service Recipient shall abide by the Service Provider’s documented internal change control management policies and procedures (copies of which shall be provided to the Service Recipient) in connection with its use of any software used in connection with the Services.

9.5. System Security.

(a) If any Party is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Accessing Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Accessing Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Accessing Party shall access and use only those Systems of the other Party to which it has been granted the right of access and use.

(b) Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, the Accessing Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Accessing Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Accessing Party shall promptly terminate any such person’s access to the Systems and immediately notify the other Party. In addition, such other Party shall have the right to deny personnel of the Accessing Party access to its Systems upon notice to the Accessing Party. The Accessing Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

ARTICLE X

FORCE MAJEURE

10.1. Performance Excused. Continued performance of a Service, except for any obligation to pay amounts due, may be suspended immediately to the extent the fulfillment of such Service is prevented, frustrated, hindered or delayed by any event or condition beyond the reasonable control of the Person suspending such performance (and not involving any willful misconduct of such Person), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). Unless the Service Provider Group incurs costs under agreements with its Third Party Providers, the Service Recipient shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the Parties shall negotiate reasonably to determine the amount applicable to such Services not received). In addition to the reduction of any amounts owed by the Service Recipient hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) the Service Recipient may replace any such affected Service by, at its own cost, providing any such Service for itself or engaging one or more third parties to provide such Service at the expense of the Service Recipient and (b) the Service Provider shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service.

10.2. Notice. The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

10.3. Cooperation. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

11.1. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement and any other Ancillary Agreement), constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

11.2. Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise provided in Sections 2.1 and 2.4 with respect to the assignment of certain rights and obligations to a Party’s Affiliates, this Agreement may not be assigned by either Party, except with the prior written consent of the other Party.

11.3. Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties. Either Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

11.4. Notices. Except for invoicing and payment, modifications to or additions to the Schedules or Services (which shall be handled between the Transition Coordinators), other regular communications between the Groups as established pursuant to procedures and protocols adopted in accordance with this Agreement and as otherwise set forth in this Agreement, all notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

If to ConocoPhillips, to:

ConocoPhillips

600 North Dairy Ashford Street

Houston, TX 77079

Attn: General Counsel

If to Phillips 66 to:

Phillips 66

600 North Dairy Ashford Street

Houston, TX 77079

Attn: General Counsel

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

11.5. Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.6. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

11.7. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

11.8. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article IV of the Indemnification and Release Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article IV of the Indemnification and Release Agreement.

11.9. Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

11.10. Relationship of Parties. In the performance of this Agreement, the Service Provider (and any other member of the Service Provider Group which performs Services hereunder) will at all times act in its own capacity as an independent contractor, and nothing contained herein may be construed to make the Service Provider an agent, partner, fiduciary or joint venturer of the Service Recipient or the other members of the Service Recipient Group. The Service Provider’s Employees which perform Services under this Agreement (a) will remain personnel of the Service Provider, (b) will not by reason of the performance of Services under this Agreement become employees of any member of the Service Recipient Group and (c) will not be entitled to participate in any of the Service Recipient’s employee benefit or compensation plans, programs, agreements or arrangements, including pension, 401(k), profit sharing, retirement, deferred compensation, medical, health, group insurance, disability, bonus, incentive compensation, vacation pay, severance pay and other similar plans, programs, agreements and arrangements, whether reduced to writing or not. Similarly, any of the Service Recipient’s Employees that perform Services under this

Agreement pursuant to Section2.7(e), (i) will remain personnel of the Service Recipient, (ii) will not by reason of the performance of Services under this Agreement become employees of any member of the Service Provider Group and (iii) will not be entitled to participate in any of the Service Provider’s employee benefit or compensation plans, programs, agreements or arrangements, including pension, 401(k), profit sharing, retirement, deferred compensation, medical, health, group insurance, disability, bonus, incentive compensation, vacation pay, severance pay and other similar plans, programs, agreements or arrangements, whether reduced to writing or not. Each Party (the “Indemnifying Party”) will indemnify and hold harmless the other Party and its affiliates and their officers, directors, employees, agents, successors and permitted assigns (the “Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from any claims asserted by, on behalf of, or in relation to the Employees of the Indemnifying Party that such Employees are employed by the Indemnified Party or one of its Affiliates, including any assertions of contingent worker or co-employment relationships, and including any responsibility or liability to any Employee or governmental authority for alleged misclassification of any employment relationship.

11.11. Regulations. All Employees of the Service Provider and the members of the Service Provider Group shall, when on the property of the Service Recipient, conform to the rules and regulations of the Service Recipient concerning safety, health and security that are made known to such Employees in advance in writing. All Employees of the Service Recipient and the other members of the Service Recipient Group shall, when on the property of the Service Provider, conform to the rules and regulations of the Service Provider concerning safety, health and security that are made known to such Employees in advance in writing.

11.12. Interpretation. In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement means “including, without limitation,”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble, regardless of any amendment or restatement hereof.

11.13. Effect if Separation does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed in writing by the Parties and (in the absence of such specific written agreement) neither Party shall have any liability or further obligation to the other Party under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

CONOCOPHILLIPS

By:	/s/ Ryan M. Lance
Name:	Ryan M. Lance
Title:	Chairman and Chief Executive Officer

PHILLIPS 66

By:	/s/ Greg C. Garland
Name:	Greg C. Garland
Title:	Chairman, President and Chief Executive Officer